                                                                    Exhibit 23.3

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 2 to the Registration Statement of Jacobs Entertainment, Inc. on Form S-4 of our report on Black Hawk Gaming & Development Company, Inc. and Subsidiaries, dated March 22, 2002 (July 12, 2002 as to Note 3 in such report), (which report expresses an unqualified opinion and includes explanatory paragraphs on the adoption of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and the acquisition of the Company on February 22, 2002) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Selected Consolidated Historical Financial and Operating Data" and "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

Denver, Colorado
September 19, 2002